Exhibit 10.28

Date	To
April 6, 2015	Anil Hinduja

From
Donald H. Layton

Subject
Your Compensation as Executive Vice President and Chief Enterprise Risk Officer

On behalf of Freddie Mac’s Board of Directors (the “Board”), this memorandum sets forth Freddie Mac’s agreement to employ you as its Executive Vice President and Chief Enterprise Risk Officer, effective no later than 180 days from the day you resign your current position, pursuant to the terms and conditions set forth herein. The terms and conditions set forth herein have been approved by the Board and the Federal Housing Finance Agency (“FHFA”) and supersede any previous communications you may have had with Freddie Mac or FHFA.

As Freddie Mac’s Executive Vice President and Chief Enterprise Risk Officer, you shall report to me, Freddie Mac’s Chief Executive Officer. During your employment, you agree to devote substantially all of your time, attention, and energies to Freddie Mac’s business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction shall not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Personal Securities Investment policy.

The following outlines the terms of your employment with us, including your compensation and benefits. Congratulations and we look forward to you joining the Freddie Mac team!

I.	Compensation

Your compensation is governed by the Executive Management Compensation Program (“EMCP”), which was designed by FHFA to reflect the principles established for companies receiving federal assistance. To participate in the EMCP, you must agree to the terms of the EMCP Program Document and a Recapture and Forfeiture Agreement, both of which are enclosed. The EMCP Program Document outlines the terms and conditions of our compensation program for senior executives, while the Recapture and Forfeiture Agreement describes the circumstances under which certain compensation is subject to forfeiture and repayment. In the event that you do not agree to the terms of either or both documents, you will be paid only Base Salary.

Compensation Terms - Anil Hinduja - April 6, 2015

Your target total direct compensation (“Target TDC”) will be $2,250,000, which will be pro-rated in the first calendar year of employment based on your agreed upon hire date.
Your Target TDC will consist of two components - Base Salary and Deferred Salary - which are summarized below.

Base Salary - Base Salary is paid in cash. The annualized amount of your Base Salary is $500,000.

Deferred Salary - Deferred Salary earned in each quarter is paid in cash in the last pay period of the corresponding quarter of the following calendar year. The annualized amount of your Deferred Salary is $1,750,000 and is comprised of the following two components:

•
At-Risk Deferred Salary - This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $675,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on performance against objectives established by Freddie Mac and your individual performance.

•	Fixed Deferred Salary - This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary, and is equal to $1,075,000.

Cash Award - In consideration of your accepting this offer and beginning employment with Freddie Mac, you will receive a cash award in the amount of $1,200,000. The cash award is not considered “compensation” for purposes of our tax qualified Thrift/401(k) Savings Plan and our non-qualified Supplemental Executive Retirement Plan and will be earned and paid as follows:

•	First Installment: $350,000 on the same date on which you receive your first payment of Base Salary

•	Second Installment: $400,000 in the first pay period of March 2016

•	Third Installment: $300,000 in the first pay period of March 2017

•	Fourth Installment: $150,000 in the first pay period of March 2018
The amount of the Second Installment will be increased if your current employer imposes a period of “garden leave.” The amount of the increase will be based on the duration of the garden leave, as follows.

•	90 Days of Garden Leave: $150,000

•	120 Days of Garden Leave: $262,500

•	150 Days of Garden Leave: $375,000

•	180 Days of Garden Leave: $450,000
In the event your employment terminates, any unpaid installments of the Cash Award will be paid unless your employment terminates due to a “Termination Event,” which shall mean:

•	You voluntarily resign employment; or,

•	We terminate your employment due to the occurrence of any of the Forfeiture Events described in the Recapture and Forfeiture Agreement.

Compensation Terms - Anil Hinduja - April 6, 2015

If your employment terminates due to a Termination event, unpaid installments will be forfeited and any installment paid within one year of the Termination Event shall be subject to repayment.

II.	Benefits

You will be eligible to participate in all employee benefit plans offered to Freddie Mac’s senior executive officers (as may be modified or terminated from time to time by Freddie Mac in its sole discretion) pursuant to the terms set forth in the applicable plan. In summary, our current benefit plans consist of the following:

•	Healthcare Coverage - We offer a competitive healthcare program that provides medical, dental and vision coverage for you and your eligible dependents with several options from which to choose.

•	Income Protection - We provide short- and long-term disability income protection, life insurance, accidental death and personal loss insurance, and business travel accident insurance.

•
Vacation - As an officer, you will accrue 20 days of vacation annually. You begin accruing vacation starting with your first full pay period. Beginning in your second calendar year of employment you have the option to purchase up to five (5) additional days of vacation.

•
Thrift/401(k) Savings Plan - You will be able to contribute to our Thrift/401(k) Savings Plan on a pre-tax and/or after-tax basis. Freddie Mac will begin matching a portion of your contributions after one year of service at up to six percent of pay. This plan also includes an annual company contribution. This contribution is in addition to the matching contribution.

•
Supplemental Executive Retirement Plan (SERP) - The SERP is an unfunded nonqualified plan for officers intended to make up for employer-provided contributions under the Thrift/401(k) Savings Plan that are capped due to Internal Revenue Code limitations.

Under separate cover, we are sending details of our employee benefit plans. As a new employee, you may select the benefit plans that best meet your needs by logging on to Fidelity’s NetBenefits website at http://netbenefits.fidelity.com. Shortly after your start date, you will receive an email from the Freddie Mac Benefits Center instructing you to log on to NetBenefits to make your elections.

Note that you will not receive any information at your home address. Your enrollment window is open for 30 days following your hire date. During orientation, our benefit plans and information about enrollment will be explained in greater detail. Please visit our new employee website, http://www.freddiemac.com/careers/newemployee/, for information about working at Freddie Mac.

Compensation Terms - Anil Hinduja - April 6, 2015

III.	Restrictive Covenant and Confidentiality Agreement

The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Restrictive Covenant and Confidentiality Agreement, which you must sign and return together with a signed copy of this letter.

IV.	FHFA’s Review and Approval Authority

The terms and conditions of your compensation have been reviewed and approved by FHFA in consultation with Treasury, as required under the terms of the company’s Preferred Stock Agreement. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.

V.	Reservations of Rights:

This letter is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is at-will and both you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.

This offer of employment is contingent upon Freddie Mac’s satisfaction in its sole discretion with your references and the results of your background checks and drug test.

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During the course of your review of this memorandum, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

This memorandum shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Compensation Terms - Anil Hinduja - April 6, 2015

VI.	Return of Signed Documents:

Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter as well as signed copies of the EMCP, the Recapture and Forfeiture Agreement and the Restrictive Covenant and Confidentiality Agreement.

/s/ Donald H. Layton__________________            April 6, 2015____
Donald H. Layton                            Date
Chief Executive Officer

I agree to the terms of this Agreement.

/s/ Anil Hinduja______________________            April 7, 2015____
Anil Hinduja                                 Date